Exhibit 99.2

CLEAR CHANNEL INTERNATIONAL B.V.

CONSOLIDATED FINANCIAL STATEMENTS

Three months ended March 31, 2018 and 2017

FINANCIAL INFORMATION

FINANCIAL STATEMENTS

CLEAR CHANNEL INTERNATIONAL B.V. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	March 31, 2018	December 31,
(In thousands)	(unaudited)	2017
CURRENT ASSETS
Cash and cash equivalents	$45,611	$21,250
Accounts receivable, net of allowance of $8,253 in 2018 and $8,250 in 2017	288,589	303,962
Prepaid expenses	53,707	43,282
Other current assets	39,396	30,049

Total Current Assets	427,303	398,543
PROPERTY, PLANT AND EQUIPMENT
Property, plant and equipment, net	311,507	310,128
INTANGIBLE ASSETS AND GOODWILL
Intangible assets, net	17,047	17,517
Goodwill	199,810	195,511
OTHER ASSETS
Related party notes receivable	248,703	248,396
Other assets	107,391	110,814

Total Assets	$1,311,761	$1,280,909

CURRENT LIABILITIES
Accounts payable	$88,083	$76,652
Accrued expenses	280,047	289,925
Deferred income	59,261	31,648
Current portion of long-term debt	349	458

Total Current Liabilities	427,740	398,683
Long-term debt	369,653	369,229
Related party subordinated notes payable	1,127,671	1,079,899
Other long-term liabilities	119,005	123,578
Commitments and contingencies (Note 5)
SHAREHOLDER’S DEFICIT
Noncontrolling interest	637	620
Parent Company’s net investment	(1,085,094)	(1,067,998)
Accumulated other comprehensive income	352,149	376,898

Total Shareholder’s Deficit	(732,308)	(690,480)

Total Liabilities and Shareholder’s Deficit	$1,311,761	$1,280,909

See Notes to Consolidated Financial Statements

CLEAR CHANNEL INTERNATIONAL B.V. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

(UNAUDITED)

(In thousands)	Three Months Ended March 31,
	2018	2017
Revenue	$266,841	223,937
Operating expenses:
Direct operating expenses (excludes depreciation and amortization)	192,979	165,386
Selling, general and administrative expenses (excludes depreciation and amortization)	59,572	50,970
Corporate expenses (excludes depreciation and amortization)	7,826	11,582
Depreciation and amortization	20,830	17,173
Other operating income, net	640	479

Operating loss	(13,726)	(20,695)
Interest expense, net	12,281	7,575
Equity in loss of nonconsolidated affiliates	(127)	(875)
Other income (expense), net	4,363	(728)

Net loss before income taxes	(21,771)	(29,873)
Income tax benefit	(5,225)	(3,270)

Consolidated net loss	(16,546)	(26,603)
Less amount attributable to noncontrolling interest	1	44

Net loss attributable to the Company	$(16,547)	$(26,647)

Other comprehensive income (loss), net of tax:
Foreign currency translation adjustments	(22,910)	(3,658)
Unrealized holding gain on marketable securities	6	7
Reclassification adjustments	—	(1,643)

Other comprehensive income (loss), net of tax	(22,904)	(5,294)

Comprehensive loss	(39,451)	(31,941)
Less amount attributable to noncontrolling interest	16	17

Comprehensive loss attributable to the Company	$(39,467)	$(31,958)

See Notes to Consolidated Financial Statements

CLEAR CHANNEL INTERNATIONAL B.V. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

(In thousands)	Three Months Ended March 31,
	2018	2017
Cash flows from operating activities:
Consolidated net loss	$(16,546)	$(26,603)
Reconciling items:
Depreciation and amortization	20,830	17,173
Deferred taxes	3,647	(59)
Provision for doubtful accounts	261	(65)
Amortization of deferred financing charges and note discounts, net	424	491
Share-based compensation	468	192
Gain on sale of operating assets	(640)	(479)
Equity in loss of nonconsolidated affiliates	127	875
Noncash capitalized interest expense	9,003	7,931
Foreign exchange transaction (gain) loss	(4,370)	1,186
Other reconciling items, net	(497)	(184)
Changes in operating assets and liabilities, net of effects of acquisitions and dispositions:
(Increase) decrease in accounts receivable	23,452	6,501
Increase in prepaid expenses and other current assets	(14,041)	(16,602)
Increase in accrued expenses	(17,936)	(10,901)
Increase (decrease) in accounts payable	9,480	(6,659)
Increase in deferred income	27,219	30,987
Changes in other operating assets and liabilities, net	(6,961)	(4,984)

Net cash provided by (used for) operating activities	33,920	(1,200)

Cash flows from investing activities:
Purchases of property, plant and equipment	(12,349)	(20,187)
Proceeds from disposal of assets	237	1,193
Proceeds from the sale of investments	294	622
Purchases of other operating assets	(34)	(1,064)
Decrease (increase) in related party notes receivable, net	(307)	296
Other, net	(127)	(835)

Net cash used for investing activities	(12,286)	(19,975)

Cash flows from financing activities:
Payments on long-term debt	(121)	(141)
Net transfers to related parties	(2,846)	(2,992)
Increase in related party notes payable	6,600	1,865

Net cash provided by (used for) financing activities	3,633	(1,268)

Effect of exchange rate changes on cash	628	1,346

Net increase (decrease) in cash, cash equivalents and restricted cash	25,895	(21,097)
Cash, cash equivalents and restricted cash at beginning of period	36,254	82,152

Cash, cash equivalents and restricted cash at end of period	$62,149	$61,055

Cash paid for interest	—	—
Cash paid for income taxes	2,636	4,941

See Notes to Consolidated Financial Statements

CLEAR CHANNEL INTERNATIONAL B.V. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF SHAREHOLDER’S DEFICIT

(UNAUDITED)

(In thousands)	The Company	Non-controlling Interest	Consolidated
Balance, January 1, 2017	$(471,741)	$1,671	$(470,070)
Consolidated net income (loss)	(26,647)	44	(26,603)
Foreign currency translation adjustments	(3,675)	17	(3,658)
Unrealized holding gain on marketable securities	7	—	7
Disposals of non-controlling interest	—	(1,046)	(1,046)
Net transfers to related parties	(2,992)	—	(2,992)
Reclassification adjustments	(1,643)	—	(1,643)
Other, net	329	(137)	192

Balance, March 31, 2017	$(506,362)	$549	$(505,813)

(In thousands)	The Company	Non-controlling Interest	Consolidated
Balance, January 1, 2018	$(691,100)	$620	$(690,480)
Consolidated net income (loss)	(16,547)	1	(16,546)
Foreign currency translation adjustments	(22,926)	16	(22,910)
Unrealized holding gain on marketable securities	6	—	6
Net transfers to related parties	(2,846)	—	(2,846)
Other, net	468	—	468

Balance, March 31, 2018	$(732,945)	$637	$(732,308)

See Notes to Consolidated Financial Statements

CLEAR CHANNEL INTERNATIONAL B.V. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

NOTE 1 – NATURE OF BUSINESS AND BASIS OF PRESENTATION

Nature of Business

Clear Channel Outdoor Holdings, Inc. (“CCOH” or the “Parent Company”) is an outdoor advertising company, which owns and operates advertising display faces in the United States and internationally. CCOH has two reportable business segments: Americas and International. CCOH’s International segment (“CCI”) operates across 22 countries in Europe, Asia and Latin America and provides advertising on street furniture and transit displays, billboards, mall displays, Smartbike programs, wallscapes and other displays, which are owned or operated under lease agreements. Clear Channel International B.V. (“CCIBV” or the “Company”) is a subsidiary within the CCI business and consists of CCI operations primarily in Europe and Singapore. These consolidated financial statements represent the consolidated results of operations, financial position and cash flows of CCIBV.

History

On November 11, 2005, CCOH became a publicly traded company through an initial public offering (“IPO”), in which 10%, or 35.0 million shares, of CCOH’s Class A common stock was sold. Prior to the IPO, CCOH was an indirect wholly-owned subsidiary of iHeartCommunications, Inc. (“iHeartCommunications”), a diversified media and entertainment company. On July 30, 2008, iHeartCommunications completed its merger (the “Merger”) with a subsidiary of iHeartMedia, Inc. (“iHeartMedia”), a company formed by a group of private equity funds sponsored by Bain Capital Partners, LLC and Thomas H. Lee Partners, L.P. (together, the “Sponsors”). iHeartCommunications is now owned indirectly by iHeartMedia.

Agreements with iHeartCommunications

There are several agreements which govern the Company’s relationship with CCOH and CCI and the CCOH relationship with iHeartCommunications related to corporate, employee, tax and other services. Certain of these costs, as applicable, are allocated to the Company from CCOH. iHeartCommunications has the right to terminate these agreements in various circumstances. As of the date of the issuance of these consolidated financial statements, no notice of termination of any of these agreements has been received from iHeartCommunications.

Basis of Presentation

These consolidated financial statements are presented in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and have been derived from the accounting records of CCOH using the historical results of operations and historical bases of assets and liabilities of the Company. Assets and liabilities, revenues and expenses that pertain to the Company have been included in these consolidated financial statements. These consolidated financial statements include the results of operations in the following markets: Belgium, Denmark, Estonia, Finland, France, Holland, Ireland, Italy, Latvia, Lithuania, Norway, Poland, Singapore, Spain, Sweden, Switzerland and the United Kingdom.

The consolidated financial statements include the accounts of the Company and its subsidiaries. Also included in the consolidated financial statements are entities for which the Company has a controlling financial interest or is the primary beneficiary. Investments in companies in which the Company owns 20 percent to 50 percent of the voting common stock or otherwise exercises significant influence over operating and financial policies of a company are accounted for using the equity method of accounting. All significant intercompany accounts have been eliminated.

The Company utilizes the services of CCOH and CCI for certain functions, such as legal, finance, internal audit, financial reporting, tax advisory, insurance, global information technology, environmental matters and human resources services, including various employee benefit programs. The cost of these services has been allocated to the Company and included in these consolidated financial statements. The Company’s management considers these allocations to have been made on a reasonable basis. A complete discussion of the relationship with CCOH, including a description of the costs that have been allocated to the Company, is included in Note 6, Related Party Transactions to the consolidated financial statements.

CLEAR CHANNEL INTERNATIONAL B.V. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(UNAUDITED)

The preparation of the consolidated financial statements in conformity with U.S. GAAP requires management to make estimates, judgments, and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes including, but not limited to, legal, tax and insurance accruals. The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. Actual results could differ from those estimates.

The consolidated financial statements included herein may not be indicative of the financial position, results of operations or cash flows had CCIBV operated as a separate entity during the periods presented or for future periods. As these consolidated financial statements present a portion of the businesses of CCOH, the net assets of CCIBV have been presented as CCOH’s net investment in CCIBV. CCOH’s investment in CCIBV includes the accumulated deficit of CCIBV net of cash transfers related to cash management functions performed by CCOH.

NOTE 2 – NEW ACCOUNTING PRONOUNCEMENTS

New Accounting Pronouncements Recently Adopted

In November 2016, the FASB issued ASU 2016-18, Restricted Cash, which requires that restricted cash be presented with cash and cash equivalents in the statement of cash flows. Restricted cash is recorded in Other current assets and in Other assets in the Company’s Consolidated Balance Sheets. The Company adopted ASU 2016-18 in the first quarter using the retrospective transition method, and accordingly, revised prior period amounts as shown in the Company’s Consolidated Statements of Cash Flows.

The following table provides a reconciliation of cash, cash equivalents and restricted cash reported in the Consolidated Balance Sheet to the total of the amounts reported in the Consolidated Statement of Cash Flows:

(In thousands)	March 31, 2018	December 31, 2017
Cash and cash equivalents	$45,611	$21,250
Restricted cash included in:
Other current assets	4,614	655
Other assets	11,924	14,349

Total cash, cash equivalents and restricted cash in the Statement of Cash Flows	$62,149	$36,254

New Accounting Pronouncements Not Yet Adopted

During the third quarter of 2015, the FASB issued ASU 2015-14, Revenue from Contracts with Customers (Topic 606): Deferral of the Effective Date. This update provides a one-year deferral of the effective date for ASU No. 2014-09, Revenue from Contracts with Customers. ASU No. 2014-09 provides guidance for the recognition, measurement and disclosure of revenue resulting from contracts with customers and will supersede virtually all of the current revenue recognition guidance under U.S. GAAP. The standard is effective for nonpublic entities for the first interim period within annual reporting periods beginning after December 15, 2018. The two permitted transition methods under the new standard are the full retrospective method, in which case the standard would be applied to each prior reporting period presented and the cumulative effect of applying the standard would be recognized at the earliest period shown, or the modified retrospective method, in which case the cumulative effect of applying the standard would be recognized at the date of initial application. The Company expects to utilize the full retrospective method. The Company has completed its evaluation of the potential changes from adopting the new standard on its future financial reporting and disclosures, which included reviews of contractual terms for all of the Company’s significant revenue streams and the development of an implementation plan. The Company continues to execute on its implementation plan, including detailed policy drafting and training of segment personnel. Based on its evaluation, the Company does not expect material changes to its 2017 or 2018 consolidated revenues, operating income or balance sheets as a result of the implementation of this standard.

CLEAR CHANNEL INTERNATIONAL B.V. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(UNAUDITED)

During the first quarter of 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842). The new leasing standard presents significant changes to the balance sheets of lessees. Lessor accounting is updated to align with certain changes in the lessee model and the new revenue recognition standard which was issued in the third quarter of 2015. The standard is effective for annual periods, and for interim periods within those annual periods, beginning after December 15, 2018. The Company is currently evaluating the impact of the provisions of this new standard on its consolidated financial statements.

During the first quarter of 2017, the FASB issued ASU 2017-04, Intangibles—Goodwill and Other (Topic 350). This update eliminates the requirement to calculate the implied fair value of goodwill to measure a goodwill impairment charge. Entities will record an impairment charge based on the excess of a reporting unit’s carrying amount over its fair value. The standard is effective for annual and any interim impairment tests performed for periods beginning after December 15, 2019. The Company is currently evaluating the impact of the provisions of this new standard on its consolidated financial statements.

During the first quarter of 2017, the FASB issued ASU 2017-07, Compensation—Retirement Benefits (Topic 715): Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost. This update requires bifurcation of the net benefit cost, with the service cost component being presented with other employee compensation costs in operating income and the other components being reported separately outside of operations. The standard is effective for annual and any interim periods beginning after December 15, 2018 for nonpublic entities. The Company is currently evaluating the impact of the provisions of this new standard on its consolidated financial statements.

NOTE 3 – PROPERTY, PLANT AND EQUIPMENT, INTANGIBLE ASSETS AND GOODWILL

Property, Plant and Equipment

The Company’s property, plant and equipment consisted of the following classes of assets at March 31, 2018 and December 31, 2017, respectively:

(In thousands)	March 31, 2018	December 31, 2017
Land, buildings and improvements	$37,746	$36,446
Structures	588,014	572,944
Furniture and other equipment	111,038	105,304
Construction in progress	34,904	32,142

	771,702	746,836
Less: accumulated depreciation	460,195	436,708

Property, plant and equipment, net	$311,507	$310,128

Total depreciation expense related to property, plant and equipment for the three months ended March 31, 2018 and 2017 was $19.9 million and $15.9 million, respectively.

Intangible Assets

The following table presents the gross carrying amount and accumulated amortization for each major class of intangible assets at March 31, 2018 and December 31, 2017, respectively:

CLEAR CHANNEL INTERNATIONAL B.V. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(UNAUDITED)

	March 31, 2018		December 31, 2017
(In thousands)	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Transit, street furniture and contractual rights	$244,324	$(227,389)	$237,453	$(220,070)
Other	1,119	(1,007)	1,078	(944)

Total	$245,443	$(228,396)	$238,531	$(221,014)

Total amortization expense related to definite-lived intangible assets for the three months ended March 31, 2018 and 2017 was $0.9 million and $1.3 million, respectively.

The following table presents the Company’s estimate of amortization expense for each of the five succeeding fiscal years for definite-lived intangible assets:

(In thousands)
2019	1,553
2020	1,349
2021	1,268
2022	830
2023	830

Goodwill

The following table presents the changes in the carrying amount of the Company’s goodwill:

(In thousands)
Balance as of December 31, 2016	$180,851
Impairment	(1,591)
Dispositions	(1,817)
Foreign currency	18,068

Balance as of December 31, 2017	$195,511
Foreign currency	4,299

Balance as of March 31, 2018	$199,810

The beginning balance as of December 31, 2016 is net of cumulative impairments of $236.6 million.

NOTE 4 – LONG-TERM DEBT

Long-term debt outstanding as of March 31, 2018 and December 31, 2017 consisted of the following:

(In thousands)	March 31, 2018	December 31, 2017
Clear Channel International B.V. Senior Notes	$375,000	$375,000
Other debt	349	458
Original issue premium	3,651	3,954
Long-term debt fees	(8,998)	(9,725)

Total debt	$370,002	$369,687
Less: current portion	349	458

Total long-term debt	$369,653	$369,229

CLEAR CHANNEL INTERNATIONAL B.V. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(UNAUDITED)

The aggregate market value of the Company’s debt based on market prices for which quotes were available was approximately $390.3 million and $388.6 million at March 31, 2018 and December 31, 2017, respectively. Under the fair value hierarchy established by ASC 820-10-35, the market value of the Company’s debt is classified as Level 1.

NOTE 5 – COMMITMENTS, CONTINGENCIES AND GUARANTEES

Legal Proceedings

The Company and its subsidiaries are involved in certain legal proceedings arising in the ordinary course of business and, as required, have accrued an estimate of the probable costs for the resolution of those claims for which the occurrence of loss is probable and the amount can be reasonably estimated. These estimates have been developed in consultation with counsel and are based upon an analysis of potential results, assuming a combination of litigation and settlement strategies. It is possible, however, that future results of operations for any particular period could be materially affected by changes in the Company’s assumptions or the effectiveness of its strategies related to these proceedings. Additionally, due to the inherent uncertainty of litigation, there can be no assurance that the resolution of any particular claim or proceeding would not have a material adverse effect on the Company’s financial condition or results of operations.

Although the Company is involved in a variety of legal proceedings in the ordinary course of business, a large portion of the Company’s litigation arises in the following contexts: commercial disputes; employment and benefits related claims; governmental fines; and tax disputes.

Guarantees

As of March 31, 2018, the Company had outstanding bank guarantees of $34.8 million, of which $12.8 million were backed by cash collateral. Additionally, as of March 31, 2018, Parent Company had outstanding commercial standby letters of credit of $24.6 million held on behalf of the Company and its subsidiaries.

NOTE 6 – RELATED PARTY TRANSACTIONS

The Company has unsecured subordinated notes payable to and receivables from other wholly-owned subsidiaries of CCOH.

Related Party Subordinated Notes Payable

The Company is the borrower of subordinated notes, which are payable to other wholly-owned subsidiaries of CCOH. These notes are subordinated and unsecured and bear interest at 3.40% plus three-month EUR or GBP LIBOR.

Related party subordinated notes payable at March 31, 2018 and December 31, 2017 consisted of:

(In thousands)	March 31, 2018	December 31, 2017
Notes due to Clear Channel C.V.	$380,273	$361,390
Notes due to CCO International Holdings B.V.	747,398	718,509

Total Related Party Notes Payable	$1,127,671	$1,079,899

During the three months ended March 31, 2018, the Company capitalized $9.0 million in interest payable, which had been accrued in relation to related party subordinated notes payable.

Related Party Notes Receivable

The Company, as lender, had three outstanding notes receivable balances with three related parties, Clear Channel C.V., CCO International Holdings B.V. and Clear Channel Worldwide Holdings, Inc. at March 31, 2018. The balances are unsecured and repayable on demand. The Clear Channel C.V. note bears interest at a fixed rate of 9.66%. The Clear Channel Worldwide Holdings, Inc. and CCO International Holdings B.V. notes bear interest at 3.65% plus three-month USD LIBOR and 3.40% plus three-month USD LIBOR, respectively.

CLEAR CHANNEL INTERNATIONAL B.V. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(UNAUDITED)

The balances outstanding at March 31, 2018 and December 31, 2017 on these Related Party Notes Receivable are as follows:

(In thousands)	March 31, 2018	December 31, 2017
Note due from Clear Channel C.V.	$222,777	$222,777
Note due from CCO International Holdings B.V.	9,653	9,346
Note due from Clear Channel Worldwide Holdings, Inc.	16,273	16,273

Total Related Party Notes Receivable	$248,703	$248,396

Cash Management Arrangement

iHeartCommunications provides cash management services to the Company and Parent Company. It is iHeartCommunications’ policy to permanently reinvest the earnings of its non-U.S. subsidiaries as these earnings are generally redeployed in those jurisdictions for operating needs and continued functioning of their businesses. However, if any excess cash held by us and our subsidiaries is needed to fund operations in the United States, Parent Company has the ability to cause us to make distributions and repatriate available funds. The amount of any cash that is transferred is determined on a basis mutually agreeable to the Parent Company and iHeartCommunications and not on a pre-determined basis. If excess cash from our operations is transferred to iHeartCommunications, it is either applied against principal or accrued interest on the notes payable to subsidiaries of Parent Company, including Clear Channel C.V., or distributed as cash dividends to subsidiaries of Parent Company prior to transfer to iHeartCommunications. See “Related Party Notes Payable” above.

Management Services

iHeartCommunications and CCOH provide management services to the Company, which include, among other things: (i) treasury and other financial related services; (ii) certain executive officer services; (iii) legal and related services; (iv) licensing of intellectual property, copyrights, trademarks and other intangible assets and (v) other general corporate services. These services are charged to the Company based on actual direct costs incurred or allocated by iHeartCommunications and CCOH based on headcount, revenue or other factors on a pro rata basis. For the three months ended March 31, 2018 and 2017, the Company recorded $4.5 million and $8.6 million, respectively, for these services, which are included in Corporate expenses in the Statement of Comprehensive Loss. The decrease is primarily due to an agreement entered into in February 2017 between CCOH and its indirect parent company, iHeartMedia, Inc., related to the potential purchase of the Clear Channel registered trademarks and domain names. The agreement provided that CCOH pay a license fee to iHeartMedia, Inc. in 2017 based on revenues by entities using the Clear Channel name. CCOH ceased allocating a fee to us related to this agreement on December 31, 2017.

Stewardship Fee

As described in Note 1, the Company is a subsidiary of CCOH, a publicly traded company. As a result, the Company incurs certain costs related to quarterly and annual reporting in order for Parent Company to comply with the Securities and Exchange Commission (“SEC”) reporting requirements. In addition, the Company incurs costs related to the preparation of budgets, forecasts and other strategic initiatives of Parent Company. Such costs are charged back to CCOH on a quarterly basis (“Stewardship Fees”) based on the time incurred by employees of the Company to perform the work. Stewardship fees charged to CCOH during the three months ended March 31, 2018 and 2017 were $3.9 million and $4.3 million, respectively. Such costs are included as a reduction in Corporate expenses in the Statement of Comprehensive Loss.

CLEAR CHANNEL INTERNATIONAL B.V. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(UNAUDITED)

Tax Services Agreement

Pursuant to the tax services agreement CCOH entered into with iHeartCommunications, the operations of the Company are included in a consolidated federal income tax return filed by iHeartMedia. The Company’s provision for income taxes has been computed on the basis that the operations of the Company are subject to current income taxes at the local country statutory rate where the income is being earned and in accordance with the rules established by the applicable jurisdiction taxation authorities.

Relationship with iHeartCommunications

On March 14, 2018, iHeartCommunications and certain of iHeartCommunications’ direct and indirect domestic subsidiaries filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code, in the United States Bankruptcy Court for the Southern District of Texas. CCOH and its direct and indirect subsidiaries, including the Company and its subsidiaries, did not file Chapter 11 cases.

There are no material effects on the Company’s financial statements due to the iHeart Chapter 11 Cases. None of the Company’s subsidiaries or operations are guarantors of iHeartCommunications’ debt, nor are there any cross-default provisions that affect the Company as a result of iHeartCommunications’ default on its debt. The Bankruptcy Court approved a final order allowing iHeartCommunications and CCOH to continue the management services, stewardship fee, and tax services arrangements discussed above.

iHeartCommunications provides the day-to-day cash management services for Parent Company’s cash activities and balances in the U.S. Parent Company does not have any material committed external sources of capital other than iHeartCommunications, and iHeartCommunications is not required to provide Parent Company with funds to finance its working capital or other cash requirements. Parent Company has no access to the cash transferred from it to iHeartCommunications under the cash management arrangement. Pursuant to an order entered by the Bankruptcy Court, as of March 14, 2018, the balance of the Due from iHeartCommunications Note between Parent Company and iHeartCommunications was frozen, and following March 14, 2018, intercompany allocations that would have been reflected in adjustments to the balance of the Due from iHeartCommunications Note are instead reflected in an intercompany balance that accrues interest at a rate equal to the interest under the Due from iHeartCommunications Note. The Bankrupcy Court approved a final order to allow iHeartCommunications to continue to provide the day-to-day cash management services for Parent Company and the Company during the iHeart Chapter 11 Cases and we expect it to continue to do so until such arrangements are addressed through the iHeart Chapter 11 Cases.

NOTE 7 – INCOME TAXES

Significant components of the provision for income tax expense are as follows:

(In thousands)	Three Months Ended March 31,
	2018	2017
Current tax benefit	$(8,872)	$(3,211)
Deferred tax (benefit) expense	3,647	(59)

Income tax benefit	$(5,225)	$(3,270)

CLEAR CHANNEL INTERNATIONAL B.V. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(UNAUDITED)

The effective tax rates for the three months ended March 31, 2018 and 2017 were 24.0% and 10.9%, respectively. The effective rates were primarily impacted by certain nondeductible interest and other intercompany charges and the Company’s inability to benefit from losses in certain jurisdictions. In addition, the effective tax rates were impacted by the timing and mix of earnings in the jurisdictions in which the Company operates. For the period ending March 31, 2018, the Company released a provision related to uncertain tax positions of approximately $1.9 million due to the favorable effective settlement of a tax examination resulting in a current tax benefit.

NOTE 8 — POSTRETIREMENT BENEFIT PLANS

Certain of the Company’s subsidiaries participate in defined benefit or defined contribution plans that cover substantially all regular employees. The Company deposits funds under various fiduciary-type arrangements or provides reserves for these plans. Benefits under the defined benefit plans are typically based either on years of service and the employee’s compensation (generally during a fixed number of years immediately before retirement) or on annual credits. The range of assumptions that are used for the defined benefit plans reflect the different economic environments within the various countries.

Defined Benefit Pension Plan Financial Information

The table below presents the components of net periodic cost recognized in the consolidated statement of comprehensive loss:

(In thousands)	Three Months Ended March 31,
	2018	2017
Service cost	$612	$714
Interest cost	982	911
Expected returns on plan assets	(1,763)	(1,529)
Amortization of actuarial gains	210	266
Amortization of prior service costs	(47)	(44)

Total net periodic pension expense	$(6)	$318

Plan Contributions

It is the Company’s general practice to fund amounts for pensions sufficient to meet the minimum requirements set forth in applicable employee benefits laws and local tax laws. From time to time, the Company contributes additional amounts as it deems appropriate. The Company contributed $0.5 million and $0.2 million to defined benefit pension plans during the three months ended March 31, 2018 and 2017, respectively.

Defined Contribution Retirement Plans

The Company’s employees participate in retirement plans administered as a service by third-party administrators. Contributions to these plans totaled $3.7 million and $3.5 million for the three months ended March 31, 2018 and 2017, respectively.

CLEAR CHANNEL INTERNATIONAL B.V. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(UNAUDITED)

NOTE 9 — OTHER INFORMATION

The following table discloses the components of “Other assets” at:

(In thousands)	March 31, 2018	December 31, 2017
Prepaid expenses	$8,765	$8,440
Deposits	5,727	5,515
Investments	4,258	4,040
Deferred income taxes	65,177	66,947
Other	23,464	25,872

Total other assets	$107,391	$110,814

The following table discloses the components of “Accrued expenses” at:

(In thousands)	March 31, 2018	December 31, 2017
Accrued employee compensation and benefits	$76,925	$89,034
Accrued rent	95,245	104,845
Accrued taxes	13,337	15,566
Accrued other	94,540	80,480

Total accrued expenses	$280,047	$289,925

The following table discloses the components of “Other long-term liabilities” at:

(In thousands)	March 31, 2018	December 31, 2017
Unrecognized tax benefits	$7,242	$12,615
Asset retirement obligation	26,958	26,753
Postretirement benefit obligation (Note 8)	51,268	50,474
Other	33,537	33,736

Total other long-term liabilities	$119,005	$123,578

NOTE 10 — SUBSEQUENT EVENTS

In connection with the preparation of the financial statements and in accordance with Accounting Standards Codification 855-10, Subsequent Events – Overall, management has evaluated and reviewed the affairs of the Company for subsequent events that would impact the financial statements for the period ended March 31, 2018 through May 22, 2018, the date the financial statements were available to be issued.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion of our results of operations and financial condition together with the consolidated financial statements and related notes included elsewhere in this document. This discussion contains forward-looking statements and involves numerous risks and uncertainties, including, but not limited to, those described under “Forward-Looking Statements.” Actual results may differ materially from those contained in any forward-looking statements.

Format of Presentation

Management’s discussion and analysis of our financial condition and results of operations (“MD&A”) should be read in conjunction with the consolidated financial statements and related footnotes. Our discussion is presented on a consolidated basis. In this MD&A, references to (i) “we,” “us” or “our” are to Clear Channel International B.V. together with its consolidated subsidiaries, (ii) “Issuer” are to Clear Channel International B.V. without any of its subsidiaries, (iii) “Parent Company” are to Clear Channel Outdoor Holdings, Inc., our indirect parent company and (iv) “iHeartCommunications” are to iHeartCommunications, Inc., the indirect parent of Parent Company. We provide outdoor advertising services in geographic regions using various digital and traditional display types. Certain prior period amounts have been reclassified to conform to the 2018 presentation.

Management typically monitors our businesses by reviewing the average rates, average revenue per display, occupancy and inventory levels of each of our display types by market. Our advertising revenue is derived from selling advertising space on the displays we own or operate in key markets, consisting primarily of billboards, street furniture and transit displays. Part of our long-term strategy is to pursue the technology of digital displays, including flat screens, LCDs and LEDs, as additions to traditional methods of displaying our clients’ advertisements. We are currently installing these technologies in certain markets.

Advertising revenue is highly correlated to changes in gross domestic product (“GDP”) as advertising spending has historically trended in line with GDP within each market. Our results are also impacted by fluctuations in foreign currency exchange rates as well as economic conditions in the markets in which we have operations.

Relationship with iHeartCommunications

There are several agreements which govern our relationship with Parent Company and Parent Company’s relationship with iHeartCommunications including a Master Agreement, Corporate Services Agreement, Intellectual Property Licensing Agreements, Employee Matters Agreement and Tax Matters Agreement, which relate to corporate, employee, tax and other services provided by iHeartCommunications. iHeartCommunications has the right to terminate these agreements in various circumstances. As of May 22, 2018, no notice of termination of any of these agreements has been received from iHeartCommunications.

Under the Corporate Services and Intellectual Property Licensing Agreements, iHeartCommunications provides management services to Parent Company and its subsidiaries, including us and licenses intellectual property, copyrights, trademarks and other intangible assets to us. The costs of these services and licenses are allocated to us based on actual direct costs incurred or allocated by iHeartCommunications based on headcount, revenue or other factors on a pro rata basis. For the three months ended March 31, 2018 and 2017, we recorded approximately $4.5 million and $8.6 million, respectively, for these services, which are reflected as a component of Corporate expenses. The decrease is primarily due to an agreement entered into in February 2017 between CCOH and its indirect parent company, iHeartMedia, Inc., related to the potential purchase of the Clear Channel registered trademarks and domain names. The agreement provided that CCOH pay a license fee to iHeartMedia, Inc. in 2017 based on revenues by entities using the Clear Channel name. CCOH ceased allocating a fee to us related to this agreement on December 31, 2017.

Other Related Party Agreements

We are a subsidiary of Parent Company, a publicly traded company. As a result, we incur certain costs related to quarterly and annual reporting in order for Parent Company to comply with SEC reporting requirements. In addition, we incur costs related to the preparation of budgets, forecasts and other strategic initiatives of Parent Company. Such costs are charged back to Parent Company on a quarterly basis based on the time incurred by our employees to perform the work. The fees that were charged to Parent Company in relation to these services during the three months ended March 31, 2018 and 2017 were $3.9 million and $4.3 million, respectively. Such costs are included as a reduction in Corporate expenses.

Consolidated Results of Operations

The comparison of our results of operations for the three months ended March 31, 2018 and 2017 is as follows:

(U.S. dollars in thousands)	Three Months Ended March 31,		% Change
	2018	2017
Revenue	$266,841	$223,937	19.2%
Operating expenses:
Direct operating expenses (excludes depreciation and amortization)	192,979	165,386	16.7%
Selling, general and administrative expenses (excludes depreciation and amortization)	59,572	50,970	16.9%
Corporate expenses (excludes depreciation and amortization)	7,826	11,582	(32.4)%
Depreciation and amortization	20,830	17,173	21.3%
Impairment charges	—	—
Other operating income (expense), net	640	479

Operating loss	(13,726)	(20,695)	(33.7)%
Interest expense, net	12,281	7,575
Equity in loss of nonconsolidated affiliates	(127)	(875)
Other income (expense), net	4,363	(728)

Loss before income taxes	(21,771)	(29,873)
Income tax (benefit) expense	(5,225)	(3,270)

Consolidated net loss	(16,546)	(26,603)
Less amount attributable to noncontrolling interest	1	44

Net loss attributable to the Company	$(16,547)	$(26,647)

Consolidated Revenue

For the three months ended March 31, 2018, revenue increased $42.9 million compared to the same period of 2017. Excluding the $30.1 million impact from movements in foreign exchange rates, revenues increased $12.8 million compared to the same period of 2017. The increase in revenue is due to revenue growth across several markets including Switzerland, Spain, Sweden, Ireland and the United Kingdom, primarily from new deployments and digital expansion.

Consolidated Direct Operating Expenses

For the three months ended March 31, 2018, direct operating expenses increased $27.6 million compared to the same period of 2017. Excluding the $22.0 million impact from movements in foreign exchange rates, direct operating expenses increased $5.6 million compared to the same period of 2017. The increase was driven by higher site lease expense in several countries experiencing revenue growth.

Consolidated Selling, General and Administrative (“SG&A”) Expenses

For the three months ended March 31, 2018, SG&A expenses increased $8.6 million compared to the same period of 2017. Excluding the $7.0 million impact from movements in foreign exchange rates, SG&A expenses increased $1.6 million compared to the same period of 2017.. The increase in SG&A expenses was primarily due to higher expenses in Sweden.

Corporate Expenses

For the three months ended March 31, 2018, corporate expenses decreased $3.8 million compared to the same period of 2017. The decrease in corporate expenses was primarily driven by the management allocation of a license fee to use the Clear Channel name in the first quarter of 2017, which is no longer being allocated to the Company.

Depreciation and Amortization

Depreciation and amortization increased $3.7 million during the three months ended March 31, 2018 compared to the same period of 2017 primarily due to asset acquisitions and the impact from movements in foreign exchange rates, partially offset by assets becoming fully depreciated or fully amortized.

Other Operating Income (Expense), Net

Other operating expense, net of $0.6 million was recognized in the three months ended March 31, 2018 compared to Other operating income, net of $0.5 million recognized in the three months ended March 31, 2017.

Interest Expense, Net

Interest expense, net increased $4.7 million during the three months ended March 31, 2018 compared to the three months ended March 31, 2017. The increase primarily related to the issuance of $150.0 million in additional notes of our existing 8.75% Senior Notes due 2020 in 2017.

Equity in Loss of Nonconsolidated Affiliates

Equity in loss of nonconsolidated affiliates of $0.1 million and $0.9 million for the three months ended March 31, 2018 and 2017, respectively, included the loss from our equity investments.

Other Income (Expense), net

Other income, net of $4.4 million recognized in the three months ended March 31, 2018 related primarily to net foreign exchange gains recognized in connection with intercompany notes denominated in foreign currencies.

Other expense, net of $0.7 million was recognized in the three months ended March 31, 2017.

Income Tax Benefit (Expense)

Our operations are included in a consolidated income tax return filed by iHeartMedia. However, for purposes of our financial statements, our provision for income taxes was computed assuming that we filed separate consolidated income tax returns together with our subsidiaries.

The effective tax rates for the three months ended March 31, 2018 and 2017 were 24.0% and 10.9%, respectively. The effective rates were primarily impacted by certain nondeductible interest and other intercompany charges and the Company’s inability to benefit from losses in certain jurisdictions. In addition, the effective tax rates were impacted by the timing and mix of earnings in the jurisdictions in which the Company operates. For the period ending March 31, 2018, the Company released a provision related to uncertain tax positions of approximately $1.9 million due to the favorable effective settlement of a tax examination resulting in a current tax benefit.

LIQUIDITY AND CAPITAL RESOURCES

Cash Flows

The following discussion highlights our cash flow activities during the three months ended March 31, 2018 and 2017:

(U.S. dollars in thousands)	Three Months Ended March 31,
	2018	2017
Cash provided by (used for):
Operating activities	$33,920	$(1,200)
Investing activities	(12,286)	(19,975)
Financing activities	3,633	(1,268)

Operating Activities

Cash provided by operating activities was $33.9 million during the three months ended March 31, 2018 compared to cash used by operating activities of $1.2 million during the three months ended March 31, 2017. The increase in cash provided by operating activities is primarily attributed to higher income and changes in working capital balances, particularly accounts receivable, which were affected by improved collections and accounts payable, which were affected by the timing of payments.

Investing Activities

Cash used for investing activities of $12.3 million during the three months ended March 31, 2018, primarily reflected capital expenditures of $12.3 million related to new advertising structures such as billboards and street furniture and renewals of existing contracts.

Cash used for investing activities of $20.0 million during the three months ended March 31, 2017, primarily reflected capital expenditures of $20.2 million related to new advertising structures such as billboards and street furniture and renewals of existing contracts.

Financing Activities

Cash provided by financing activities of $3.6 million during the three months ended March 31, 2018 primarily reflects net proceeds from related parties.

Cash used for financing activities of $1.3 million during the three months ended March 31, 2017 primarily reflects net transfers to related parties.

Anticipated Cash Requirements

Our primary sources of liquidity are cash on hand and cash flow from operations. Based on our current and anticipated levels of operations and conditions in our markets, we believe that cash on hand and cash flows from operations will enable us to meet our working capital, capital expenditure and other funding requirements. We believe our long-term plans, which include promoting outdoor media spending and capitalizing on our diverse geographic and product opportunities, including the continued deployment of digital displays, will enable us to continue to generate cash flows from operations sufficient to meet our liquidity and funding requirements long term. However, significant assumptions underlie this belief, including, among other things, that we will continue to be successful in implementing our business strategy and that there will be no material adverse developments in our business, liquidity or capital requirements. Our anticipated results are subject to significant uncertainty and may be affected by events beyond our control, including prevailing economic, financial and industry conditions. At March 31, 2018, we had $45.6 million of cash on our balance sheet, a portion of which is held by non-wholly owned subsidiaries or is otherwise subject to certain restrictions and not readily accessible to us.

It is iHeartCommunications’ policy is to permanently reinvest the earnings of its foreign subsidiaries as these earnings generally remain in those jurisdictions for operating needs and continued functioning of their businesses. However, if any excess cash held by us and our subsidiaries is needed to fund operations in the United States, Parent Company has the ability to cause us to make distributions and repatriate available funds. The amount of any cash that is distributed is determined on a basis mutually agreeable to the Company and iHeartCommunications and not on a pre-determined basis.

On March 14, 2018, iHeartMedia, the indirect parent of Parent Company, and certain of its subsidiaries including iHeartCommunications (collectively, the “Debtors”), filed voluntary petitions for reorganization (the “iHeart Chapter 11 Cases”) under Chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of Texas, Houston Division (the “Bankruptcy Court”). Parent Company and its direct and indirect subsidiaries, including us and our subsidiaries, did not file Chapter 11 cases.

There are no material effects on our financial statements due to the iHeart Chapter 11 Cases. None of our subsidiaries or operations are guarantors of iHeartCommunications’ debt, nor are there any cross-default provisions that affect us as a result of iHeartCommunications’ default on its debt. The Bankruptcy Court has approved a final order allowing iHeartCommunications and CCOH to continue the cash management services described below.

iHeartCommunications provides the day-to-day cash management services for Parent Company’s cash activities and balances in the U.S. Parent Company does not have any material committed external sources of capital other than iHeartCommunications, and iHeartCommunications is not required to provide Parent Company with funds to finance its working capital or other cash requirements. Parent Company has no access to the cash transferred from it to iHeartCommunications under the cash management arrangement. Pursuant to an order entered by the Bankruptcy Court, as of March 14, 2018, the balance of the Due from iHeartCommunications Note between Parent Company and iHeartCommunications was frozen, and following March 14, 2018, intercompany allocations that would have been reflected in adjustments to the balance of the Due from iHeartCommunications Note will are instead reflected in an intercompany balance that accrues interest at a rate equal to the interest under the Due from iHeart Communications Note. The Bankruptcy Court approved a final order to allow iHeartCommunications to continue to provide the day-to-day cash management services for Parent Company and us during the iHeart Chapter 11 Cases and we expect it to continue to do so until such arrangements are addressed through the iHeart Chapter 11 Cases. Parent Company is an unsecured creditor of iHeartCommunications with respect to amounts owed under the Due from iHeartCommunications Note. It is still early in the iHeart Chapter 11 Cases, and we cannot predict at this time the outcome of iHeartCommunications’ efforts to restructure its indebtedness. It is possible that Parent Company may not recover all or a portion of amounts owed to it under the Due from iHeartCommunications Note upon the implementation of any plan of reorganization that is ultimately accepted by the requisite majority of creditors and approved by the Bankruptcy Court. If Parent Company is not repaid or otherwise entitled to amounts outstanding or previously paid under the Due from iHeartCommunications Note, or if Parent Company cannot obtain cash previously transferred to iHeartCommunications on a timely basis or retain cash previously received from iHeartCommunications, we and Parent Company could experience a liquidity shortfall. In addition, any repayments that Parent Company received on the Due from iHeartCommunications Note during the one-year preference period prior to the filing of the iHeart Chapter 11 Cases may potentially be avoidable as a preference and subject to recovery by the iHeartCommunications bankruptcy estate, which could further exacerbate any liquidity shortfall.

Our ability to fund our working capital, capital expenditures and other obligations depends on our future operating performance and cash flow from operations. If our future operating performance does not meet our expectations or our plans materially change in an adverse manner or prove to be materially inaccurate, we may need additional financing. We may not be able to secure any such additional financing on terms favorable to us or at all.

We were in compliance with the covenants contained in our financing agreements as of March 31, 2018.

We frequently evaluate strategic opportunities both within and outside our existing lines of business. We expect from time to time to pursue acquisitions and may decide to dispose of certain businesses. These acquisitions or dispositions could be material.

Senior Notes

As of March 31, 2018, we had $375.0 million aggregate principal amount outstanding of 8.75% Senior Notes due 2020.

The Senior Notes mature on December 15, 2020 and bear interest at a rate of 8.75% per annum, payable semi-annually in arrears on June 15 and December 15 of each year. The Senior Notes are guaranteed by certain of our existing and future subsidiaries. The Senior Notes are senior unsecured obligations that rank pari passu in right of payment to all of our unsubordinated indebtedness, and the guarantees of the Senior Notes are senior unsecured obligations that rank pari passu in right of payment to all unsubordinated indebtedness of the guarantors of the Senior Notes.

We may redeem the Senior Notes, in whole or in part, on or after December 15, 2017, at the redemption prices set forth in the indenture plus accrued and unpaid interest to the redemption date.

The indenture governing the Senior Notes contains covenants that limit our ability and the ability of our restricted subsidiaries to, among other things: (i) pay dividends, redeem stock or make other distributions or investments; (ii) incur additional debt or issue certain preferred stock; (iii) transfer or sell assets; (iv) create liens on assets; (v) engage in certain transactions with affiliates; (vi) create restrictions on dividends or other payments by the restricted subsidiaries; and (vii) merge, consolidate or sell substantially all of our assets.

Related Party Subordinated Notes Payable

As of March 31, 2018 and December 31, 2017, we had related party subordinated notes payable balances outstanding of $1.1 billion and $1.1 billion, respectively. The unsecured subordinated notes payable are owed to other wholly-owned subsidiaries of Parent Company and bear interest at a rate of 3.4% plus three-month EUR or GBP LIBOR.

Subsidiary Credit Facilities

Certain of our subsidiaries are the primary borrowers under various credit and overdraft facilities with European banks. These facilities are denominated primarily in Euros. As of March 31, 2018, there was $0.5 million outstanding under these facilities and there was approximately $6.2 million available for borrowings.

Commitments, Contingencies and Guarantees

We are currently involved in certain legal proceedings arising in the ordinary course of business and, as required, have accrued an estimate of the probable costs for the resolution of those claims for which the occurrence of loss is probable and the amount can be reasonably estimated. These estimates have been developed in consultation with counsel and are based upon an analysis of potential results, assuming a combination of litigation and settlement strategies. It is possible, however, that future results of operations for any particular period could be materially affected by changes in the Company’s assumptions or the effectiveness of its strategies related to these proceedings. Additionally, due to the inherent uncertainty of litigation, there can be no assurance that the resolution of any particular claim or proceeding would not have a material adverse effect on the Company’s financial condition or results of operations.

SEASONALITY

Typically, we experience our lowest financial performance in the first quarter of the calendar year, resulting in a loss from operations in that period. We typically experience our strongest performance in the second and fourth quarters of the calendar year. We expect this trend to continue in the future. Due to this seasonality and certain other factors, the results for the interim periods may not be indicative of results for the full year.

MARKET RISK

We are exposed to market risks arising from changes in market rates and prices, including movements in foreign currency exchange rates and inflation.

Foreign Currency Exchange Rate Risk

We have operations in several countries in Europe and in Singapore. Operations in these countries are measured in their local currencies, and our consolidated financial statements are presented in U.S. dollars. As a result, our financial results could be affected by factors such as changes in foreign currency exchange rates or weak economic conditions in the foreign markets in which we have operations. We believe we mitigate a small portion of our exposure to foreign currency fluctuations with a natural hedge through borrowings in currencies other than the U.S. dollar. We estimate a 10% increase in the value of the U.S. dollar relative to foreign currencies would have decreased our net loss for the three months ended March 31, 2018 by $1.7 million. We estimate a 10% decrease in the value of the U.S. dollar relative to foreign currencies during the three months ended March 31, 2018 would have increased our net loss for the three months ended March 31, 2018 by a corresponding amount.

This analysis does not consider the implications that such currency fluctuations could have on the overall economic activity that could exist in such an environment in the United States or the foreign countries or on the results of operations of these foreign entities.

Inflation

Inflation is a factor in the economies in which we do business and we continue to seek ways to mitigate its effect. Inflation has affected our performance in terms of higher costs for wages, salaries and equipment. Although the exact impact of inflation is indeterminable, we believe we have offset these higher costs by increasing the effective advertising rates of most of our outdoor display faces.

SELECTED ISSUER, GUARANTOR AND NON-GUARANTOR FINANCIAL DATA

Certain of our subsidiaries organized under the laws of Belgium, England and Wales, the Netherlands, Sweden and Switzerland guarantee the Senior Notes. Certain of our subsidiaries organized under the other jurisdictions where we conduct operations do not guarantee the notes. The following tables set forth unaudited selected separate historical financial data for us, the guarantors and non-guarantor subsidiaries for the three months ended March 31, 2018 and 2017 and at March 31, 2018 and December 31, 2017. The selected historical financial data for the three months ended March 31, 2018 and 2017 and at March 31, 2018 and December 31, 2017 are derived from our unaudited consolidated financial statements and related notes included herein. Historical results are not necessarily indicative of the results to be expected for future periods.

We are not subject to the reporting requirements of the SEC. The financial information included herein is not intended to comply with the requirements of Regulation S-X under the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder. Specifically, we have not included any separate financial statements for the guarantors or a footnote to our consolidated financial statements showing financial information for the guarantors and the non-guarantor subsidiaries as would be required if we had registered the Senior Notes with the SEC. The information set forth below will be the only information presenting separate financial data for us, the guarantors and the non-guarantors that you will receive.

You should read the information presented below in conjunction with our historical consolidated financial statements and related notes herein, as well as the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

(In millions)	Three Months Ended March 31, 2018
			Non-Guarantor Subsidiaries
	Issuer	Guarantor Subsidiaries	Europe	Non- Europe (1)	Eliminations	Consolidated
Results of Operations Data:
Revenue	$—	$118.3	$142.3	$6.2	$—	$266.8
Direct operating, SG&A and Corporate expenses	—	109.0	147.1	4.2	—	260.3
Depreciation and amortization	—	9.0	11.5	0.3	—	20.8
Other operating (expense) income	—	0.2	0.4	—	—	0.6

Operating income (loss)	$—	$0.5	$(15.9)	$1.7	$—	$(13.7)

Other Financial Data:
Capital expenditures	$—	$7.0	$5.3	$—	$—	$12.3
Balance Sheet Data (at end of period):
Cash and cash equivalents	$—	$31.6	$12.8	$1.2	$—	$45.6
Current assets	—	168.1	250.8	8.4	—	427.3
Property, plant and equipment, net	—	131.0	176.4	4.1	—	311.5
Intercompany assets	46.4	388.6	154.5	48.6	(638.1)	—
Total assets	269.3	847.8	767.9	64.9	(638.1)	1,311.8
Current liabilities	9.8	162.3	249.3	6.3	—	427.7
Long-term debt, less current maturities	369.7	—	—	—	—	369.7
Related party subordinated notes payable	552.6	575.1	—	—	—	1,127.7

(1)	Includes subsidiaries organized under the laws of Singapore and certain other immaterial or dormant subsidiaries.

(In millions)	Three Months Ended March 31, 2017
			Non-Guarantor Subsidiaries
	Issuer	Guarantor Subsidiaries	Europe	Non- Europe (1)	Eliminations	Consolidated
Results of Operations Data:
Revenue	$—	$99.8	$118.8	$5.3	$—	$223.9
Direct operating, SG&A and Corporate expenses	(0.1)	95.1	129.1	3.8	—	227.9
Depreciation and amortization	—	6.4	10.4	0.4	—	17.2
Other operating (expense) income	—	(0.4)	0.9	—	—	0.5

Operating income (loss)	$0.1	$(2.1)	$(19.8)	$1.1	$—	$(20.7)

Other Financial Data:
Capital expenditures	$—	$10.5	$9.6	$0.1	$—	$20.2
Balance Sheet Data (at December 31, 2017):
Cash and cash equivalents	$—	$14.9	$1.4	$5.0	$—	$21.3
Current assets	—	145.3	241.3	11.9	—	398.5
Property, plant and equipment, net	—	128.8	177.0	4.3	—	310.1
Intercompany assets	56.5	386.7	151.8	44.1	(639.1)	—
Total assets	279.3	820.2	756.3	64.2	(639.1)	1,280.9
Current liabilities	1.8	150.2	239.0	7.7	—	398.7
Long-term debt, net of current maturities	369.2	—	—	—	—	369.2
Related party subordinated notes payable	533.3	546.6	—	—	—	1,079.9

(1)	Includes subsidiaries organized under the laws of Singapore and certain other immaterial or dormant subsidiaries.

FORWARD LOOKING STATEMENTS

This document includes “forward-looking statements.” Forward-looking statements include statements concerning future events or our future financial performance that is not historical information. Words such as “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “forecasts” and variations of such words or similar expressions that predict or indicate future events or trends, or that do not relate to historical matters, identify forward-looking statements. All forward-looking statements attributable to us apply only as of the date hereof. Our expectations, beliefs and projections are expressed in good faith, and we believe there is a reasonable basis for them. However, there can be no assurance that management’s expectations, beliefs and projections will result or be achieved. Uncertainties and other factors that could cause actual results to differ materially from our expectations include, but are not limited to:

•	risks associated with weak or uncertain global economic conditions and their impact on the level of expenditures on advertising, including any impact as a result of Brexit;

•	our ability to service our debt obligations and to fund our operations and capital expenditures;

•	industry conditions, including competition;

•	our dependence on Parent Company’s management team and key individuals;

•	our ability to obtain or retain key concessions and contracts;

•	fluctuations in operating costs;

•	technological advances and innovations;

•	shifts in population and other demographics;

•	other general economic and political conditions in the countries in which we currently do business, including those resulting from recessions, political events and acts or threats of terrorism or military conflicts;

•	changes in labor conditions and management;

•	the impact of future dispositions, acquisitions and other strategic transactions;

•	legislative or regulatory requirements;

•	regulations and consumer concerns regarding privacy and data protection, and breaches of information security measures;

•	restrictions on outdoor advertising of certain products;

•	capital expenditure requirements;

•	fluctuations in exchange rates and currency values;

•	risks of doing business in multiple jurisdictions;

•	Parent Company’s and our relationship with iHeartCommunications;

•	the risks and uncertainties associated with iHeartMedia’s Chapter 11 Cases on us and iHeartCommunications, which is operating as a “debtor-in-possession” under the jurisdiction of the Bankruptcy Court;

•	the obligations and restrictions imposed on us by Parent Company’s agreements with iHeartCommunucations;

•	the risk that Parent Company may be unable to replace the services iHeartCommunications provides to it and to us in a timely manner or on comparable terms;

•	the risk that iHeartMedia’s Chapter 11 Cases may result in unfavorable tax consequences for us;

•	the impact of our substantial indebtedness, including the effect of our leverage on our financial position and earnings;

•	the restrictions contained in the agreements governing our indebtedness limiting our flexibility in operating our business; and

•	the effect of credit ratings downgrades.

The foregoing factors are not exhaustive and new factors may emerge or changes to the foregoing factors may occur that could impact our business. Except to the extent required by law, we undertake no obligation to publicly update or revise any forward-looking statements whether as a result of new information, future events, or otherwise.